Exhibit (a)(30)

CASH ACCOUNT TRUST

Amendment of Declaration of Trust

The undersigned, being a majority of the Trustees of the Cash Account Trust, a Massachusetts business trust (the “Trust”), acting pursuant to Article IX, Section 4 of the Amended and Restated Agreement and Declaration of Trust dated May 17, 1990, as amended (the “Declaration of Trust”), do hereby amend Article III Section I of the Declaration of Trust effective February 15, 2017, as follows:

The series designated “Government & Agency Securities Portfolio” shall be redesignated as “Deutsche Government & Agency Securities Portfolio;” and

The series designated as “Tax-Exempt Portfolio” shall be redesignated as “Deutsche Tax-Exempt Portfolio.”

The relative rights and preferences of such series shall continue to be as set forth in the Declaration of Trust.

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IN WITNESS WHEREOF, the undersigned have this day signed the Instrument.

/s/ John W. Ballantine	/s/ Henry P. Becton, Jr.
John W. Ballantine, Trustee	Henry P. Becton, Jr., Trustee
/s/ Dawn-Marie Driscoll	/s/ Keith R. Fox
Dawn-Marie Driscoll, Trustee	Keith R. Fox, Trustee
/s/ Paul K. Freeman	/s/ Kenneth C. Froewiss
Paul K. Freeman, Trustee	Kenneth C. Froewiss, Trustee
/s/ Richard J. Herring	/s/ William McClayton
Richard J. Herring, Trustee	William McClayton, Trustee
/s/ Rebecca W. Rimel	/s/ William N. Searcy, Jr.
Rebecca W. Rimel, Trustee	William N. Searcy, Jr., Trustee
/s/ Jean Gleason Stromberg
Jean Gleason Stromberg, Trustee

Dated: December 2, 2016